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                                                                       Exhibit 5


                                  Law Offices
                             Drinker Biddle & Reath
                      Philadelphia National Bank Building
                              1345 Chestnut Street
                     Philadelphia, Pennsylvania  19107-3496

Direct Dial Number:
     (215) 988-2700



                                October 26, 1995



Kulicke and Soffa Industries, Inc.
2101 Blair Mill Road
Willow Grove, PA  19090

Ladies and Gentlemen:

     We have acted as counsel to Kulicke and Soffa Industries, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3 (No. 33-69734) under the Securities Act of 1933, as amended (the "Registration Statement"), covering (i) 2,500,000 shares of the Company's Common Stock, without par value (the "Common Stock") which are being sold by the Company, (ii) 100,000 shares of Common Stock to be sold by the Selling Shareholder (as this term is defined in the Registration Statement), and (iii) up to 390,000 shares of Common Stock which the underwriters will have an option to purchase from the Company and the Selling Stockholder in the respective amounts of up to 375,000 and 15,000 shares of Common Stock. All of the shares will be sold by the underwriters for whom Montgomery Securities and PaineWebber Incorporated are acting as representatives (collectively, the "Underwriters").

     In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and By-laws of the Company as amended through the effective date of the Registration Statement, resolutions of the Company's Board of Directors and such other documents and corporate records relating to the Company and the issuance of the Common Stock as we have deemed appropriate for the purpose of rendering this opinion. We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and the Business Corporation Law of the Commonwealth of Pennsylvania.

     On the basis of the foregoing, it is our opinion that (1) appropriate corporate action has been taken to authorize the sale and issuance of up to 2,875,000 shares of Common Stock to be sold by the Company to the Underwriters (including up to 375,000 shares to be issued pursuant to the over-allotment option), (ii) when issued and sold pursuant to the terms of the Underwriting Agreement, such shares of Common Stock will be legally issued, fully paid and nonassessable, and (iii) the shares being sold by the Selling Stockholder, are legally issued, fully paid and nonassessable.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, as we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.


                                              Very truly yours,

                                              /s/ Drinker Biddle & Reath

                                              DRINKER BIDDLE & REATH